UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 16, 2003

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-14768	NSTAR	04-3466300
800 Boylston Street
Boston, Massachusetts 02199
Telephone (617) 424-2000

1-2301	BOSTON EDISON COMPANY	04-1278810
800 Boylston Street
Boston, Massachusetts 02199
Telephone (617) 424-2000

Item 5.  Other Events

On April 16, 2003, Boston Edison Company, Cambridge Electric Light Company, Commonwealth Electric Company and NSTAR Gas Company (together, “NSTAR” or the “Company”) submitted a request to the Massachusetts Department of Telecommunications and Energy (“MDTE”) for approval to establish a reconciliation adjustment mechanism to provide for the recovery of costs associated with the Company’s obligations to provide its employees pension benefits and postretirement benefits other than pensions (“PBOPs”).

The Company’s proposal is intended to give effect to the accounting treatment previously approved by the MDTE, through a reconciling ratemaking mechanism that will provide rate stability and ensure that customers pay no more or no less than the amounts needed to extend pension and PBOP benefits to the Company’s employees.  In addition, this mechanism will ensure that the financial integrity of the Company is not impaired by financial reporting requirements and cash flow issues that arise from the extreme volatility of pension and PBOP funding obligations.

In summary, NSTAR’s proposed reconciliation adjustment mechanism:

-	Does not result in any immediate change (increase or decrease) in prices paid by customers
-	Allows the Company to recover the same types of pension and PBOP costs that have always been recovered in rates
-	Removes the extreme volatility in rates that may be the result of requirements of existing financial accounting standards (Statement of Financial Accounting Standards Nos. 87 and 106)
-	Provides for more timely recovery of costs from or refunds of gains to customers
-	Provides for an annual filing, true-up and review by the MDTE
-	Carves out pension and PBOP costs from regular distribution rates so that the MDTE may review them annually, and
-	Ensures that benefit trust funds are sufficient to provide NSTAR employees with the benefits to which they are entitled

The MDTE has historically permitted the recovery of prudently incurred expenditures relating to pension and PBOP benefits for NSTAR employees.  The Company consistently contributes to trust funds that hold and invest the contributions until benefits are paid.

The Company is requesting that the MDTE approve the reconciliation adjustment mechanism by August 1, 2003.

The Company cannot determine the timing and ultimate outcome of this request.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

NSTAR
BOSTON EDISON COMPANY
(Registrants)
Date: April 18, 2003	By:	/s/ R. J. WEAFER, JR
Robert J. Weafer, Jr.
Vice President, Controller
and Chief Accounting Officer